Exhibit 10.8

PARCEL F DEVELOPMENT AGREEMENT

THIS PARCEL F DEVELOPMENT AGREEMENT (this “Agreement”) is made as of the 29th day of March, 2004, by and among, INNISBROOK F, LLC, a Florida limited liability company, formerly known as Bayfair Innisbrook, L.L.C. (“Parcel F Purchaser”) and GOLF HOST RESORTS, INC., a Colorado corporation (“Golf Host”), and is consented to by GOLF TRUST OF AMERICA, L.P., a Delaware limited partnership (“GTA”).

THE PARTIES ENTER THIS AGREEMENT on the basis of the following facts, understandings and intentions:

A.                                    Golf Host is the owner of the real property more particularly described on Exhibit A-1 attached hereto (the “Golf Course Parcel”) located within the community commonly known as “Innisbrook” upon which golf courses and other facilities are located (collectively, the “Club Facilities”).  GTA is the holder of the GTA Mortgage encumbering the Golf Course Parcel.

B.                                    Golf Host is also the owner of the real property more particularly described on Exhibit A-2 attached hereto (“Parcel F”) located within Innisbrook and adjacent to holes 8 through 14 of the 18 hole “Island” golf course located within the Golf Course Parcel (the “Island Course”).

C.                                    Golf Host intends to sell to Parcel F Purchaser, and Parcel F Purchaser intends to purchase from Golf Host, Parcel F pursuant to and in accordance with that certain Agreement For Sale and Purchase of Real Property – Parcel F by and between Golf Host and Parcel F Purchaser, dated as of July 13, 2001 (as amended, the “Purchase Agreement”).

D.                                    Parcel F Purchaser intends to develop Parcel F as a residential community pursuant to this Agreement containing common areas and a mixture of product types and not more than 400 residential units, as more particularly described in the Plans (as defined below) as the Plans may be modified pursuant to this Agreement and such Parcel F development shall include without limitation the development of the Parcel F Access Road in accordance with the terms of this Agreement (collectively, the “Parcel F Development”).

E.                                      Subject to the usual and customary noise and other unavoidable impacts directly associated with the development of the Parcel F Development, Parcel F Purchaser agrees (A) to undertake the Parcel F Development in accordance with the Plans and in such a manner so as to (i) avoid any unnecessary and/or avoidable disruption to the Club Facilities to the fullest extent practicable, (ii) comply with the limitations set forth in this Agreement including Exhibit N to this Agreement, and (iii) comply with all applicable laws, rules and regulations, and (B) to require purchasers of residential units located on Parcel F to promptly join the Innisbrook Resort and Golf Club (the “Club”).

F.                                      Golf Host agrees to operate and maintain the Island Course primarily as a golf course and recreational facility, grant the Easements (as defined below) over, across and/or under certain portions of the Golf Course Parcel, grant the Memberships, and comply with its obligations as expressly set forth herein.

NOW, THEREFORE, in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
RECITALS; DEFINITIONS

1.1                               Recitals.  The party making the respective foregoing Recitals represents that the respective Recitals are true and correct.  The Recitals are incorporated into this Agreement by reference as binding provisions on the parties.

1.2                               Definitions.  Unless the context expressly requires otherwise, the terms listed in this Article I shall have the following meanings, whenever used in this Agreement:

1.2.1                     “Bee Pond Road” means the public right of way with the same name extending from Alternate U.S. 19 and running contiguous to and past Parcel F.

1.2.2                     “Benefitted Parcel” means Parcel F and Parcel F Access Road Parcel.

1.2.3                     “Directional Sign Easement Parcel” means the real property described on Exhibit B attached hereto.

1.2.4                     “Drainage and Conservation Easement Parcel” means the real property described on Exhibit C attached hereto.

1.2.5                     “Easement Parcels” means: (a) the Drainage and Conservation Easement Parcel; (b) Sanitary Sewer and Water Distribution Easement Parcel; (c) Stormwater and Utility Easement Parcel A; (d) Stormwater and Utility Easement Parcel B; (e) Wetland Mitigation Easement Parcel; (f) Mill Ridge Road; (g) Parcel F Access Road Parcel; (h) Upland Preservation and Stormwater Drainage Easement Parcel; (i) Entry Sign Easement Parcel; and (j) the Directional Sign Easement Parcel.

1.2.6                     “Entry Sign Easement Parcel” means the median in Old Post Road closest to U.S. Highway 19 and, to the extent of Golf Host’s existing rights set forth in (and not in violation of the provisions of) the Signage Easement Agreement (as defined below), the median in Old Post Road closest to Belcher Road and the Easement Parcels, as defined in the “Signage Easement Agreement” recorded in O.R. Book 11355, Page 1265 of the Public Records of Pinellas County, Florida.

1.2.7                     “Golf Cart Path Parcel” means the real property described on Exhibit D attached hereto.

1.2.8                     “GTA Mortgage” means that certain Mortgage, Security Agreement and Fixture Filing with Assignment of Rents, executed by Golf Host Resorts, Inc. in favor of GTA, dated June 20, 1997, and recorded in the Official Records Book 9748, page 2292, in the public records of Pinellas County, Florida, UCC-1 Financing Statement recorded in Official Records Book 9755, page 729, in the public records of Pinellas County, Florida, and that certain UCC-1 Financing Statement filed in the office of the Secretary of State of the State of Florida on June 27, 1997, under filing number 970000141314-1, together with any other collateral documents which create liens or security interests on any property to secure the indebtedness secured by the GTA Mortgage.

1.2.9                     “Golf Course Owner” means any Person that at the time in question owns a portion or all of the Golf Course Parcel.

1.2.10              “Harbour Bay Town Homes”  means the existing residential community built in Tampa, Florida by Parcel F Purchaser and located on Harbour Island.

1.2.11              “Master Parcel F Developer”  has the meaning set forth in Section 3.6 below.

1.2.12              “Mill Ridge Road” means the existing, paved private road known as Mill Ridge Road, which runs across the Golf Course Parcel between Old Post Road and Klosterman Road, and as generally described on the map attached hereto as Exhibit E.

1.2.13              “Owners’ Association” means the master property association to be created by the Parcel F Owner.

1.2.14              “Parcel F Owner” means any Person that at the time in question owns a portion or all of Parcel F, including, without limitation, the Owner’s Association, but excluding a Parcel F Unit Owner.

1.2.15              “Parcel F Access Road Parcel” means the real property described on Exhibit F attached hereto.

1.2.16              “Parcel F Unit Owner” means any Person who at any time owns fee simple title to any platted lot or residential unit within Parcel F.

1.2.17              “Person” means any natural person, corporation, limited liability company, association, general partnership, limited partnership or other entity having legal capacity.

1.2.18              “Phase 1 of the Parcel F Development” means the infrastructure development for the portion of the Parcel F Development identified as phase 1 in the Plans.

1.2.19              “Sanitary Sewer and Water Distribution Easement Parcel” means the real property described on Exhibit G attached hereto.

1.2.20              “Stormwater and Utility Easement Parcel A” means the real property described on Exhibit H attached hereto.

1.2.21              “Stormwater and Utility Easement Parcel B” means the real property described on Exhibit I attached hereto.

1.2.22              “Upland Preservation and Stormwater Drainage Easement Parcel” means the real property described on Exhibit J attached hereto.

1.2.23              “Wetland Mitigation Easement Parcel” means the real property described on Exhibit K attached hereto.

ARTICLE II
EASEMENTS

2.1                               Sanitary Sewer and Water Distribution Easement.  Golf Course Owner hereby grants and declares a non-exclusive easement (the “Sanitary Sewer and Water Distribution Easement”) over and across the Sanitary Sewer and Water Distribution Easement Parcel in favor of Parcel F Owner for the sole and exclusive purposes of Parcel F Owner’s construction, maintenance, repair and use of (a) underground sanitary sewer facilities, (b) underground potable water facilities, (c) underground irrigation water facilities, and (d) other underground utilities.  Nothing herein shall preclude Golf Course Owner from utilizing the utilities and facilities described in this Section 2.1 provided that the Golf Course Owner does so at its own expense and in accordance with governmental regulations.

2.2                               Drainage and Conservation Easement.  Golf Course Owner hereby grants and declares a non-exclusive easement (the “Drainage and Conservation Easement”) over and across the Drainage and Conservation Easement Parcel in favor of Parcel F Owner for the sole and exclusive purposes of (a) construction, maintenance, repair and use of underground pipes, lines and other facilities to convey surface water from Parcel F and from the Parcel F Access Road Parcel, (b) draining surface water from Parcel F and the Parcel F Access Road Parcel into the Drainage and Conservation Easement Parcel, and (c) maintaining the Drainage and Conservation Easement Parcel in its current condition.

2.3                               Stormwater and Utility Easement.  Golf Course Owner hereby grants and declares (a) a non-exclusive easement (“Stormwater Easement A”) over and across Stormwater and Utility Easement Parcel  A in favor of Parcel F Owner for the sole and exclusive purpose of Parcel F Owner’s construction, maintenance, repair and use of underground sanitary sewer, potable water, irrigation water and other utility facilities and  underground pipes, lines and other facilities to convey surface water from Parcel F and the Parcel F Access Road Parcel; and (b) a non-exclusive easement (“Stormwater Easement B”) over and across Stormwater and Utility Easement Parcel B in favor of the Parcel F Owner for the sole and exclusive purpose of Parcel F Owner’s construction, maintenance, repair and use of underground sanitary sewer, potable water, irrigation water and other utility facilities and underground pipes, lines and other facilities to convey surface water from Parcel F.  Nothing herein shall preclude Golf Course Owner from utilizing the utilities and facilities described in this Section 2.3 provided that the Golf Course Owner does so at its own expense and in accordance with governmental regulations.

2.4                               Mill Ridge Road and Parcel F Access Road Easements.  Golf Course Owner hereby grants and declares a non-exclusive easement (the “Mill Ridge Road Easement”) over and across the existing Mill Ridge Road (the improvement of which by the Parcel F Owner is not contemplated by this Agreement) in favor of the Parcel F Owner for the lawful use by Parcel F Owner and the guests and invitees of Parcel F Owner and the Parcel F Unit Owners and for the sole and exclusive purpose of providing legally permissible pedestrian and vehicular ingress and egress over and across Mill Ridge Road.  Golf Course Owner also hereby grants and declares a non-exclusive easement (the “Parcel F Access Road Easement”) over, across and under Parcel F Access Road Parcel in favor of Parcel F Owner for the lawful use by Parcel F Owner and the guests and invitees of Parcel F Owner and the Parcel F Unit Owners and for the sole purpose of Parcel F Owner’s construction, maintenance, repair and use of a roadway, drainage infrastructure, entry improvements, landscaping, street lighting and related improvements and underground utilities to serve Parcel F and to provide pedestrian and vehicular ingress and egress to Parcel F, subject to the Golf Course Owner’s rules and regulations applied at the time in question to Mill Ridge Road and Old Post Road.  The easement for access over and across the Parcel F Access Road Parcel (but not the easement over and across the Old Post Road Parcel and the Relocated Road Parcel) created pursuant to paragraph 2.1 of the Declaration of Easements, Spread of Mortgage Lien, and Subordination of Mortgages and Partial Release of Mortgages recorded in O. R. Book 11310, Page 138 of the Public Records of Pinellas County, is hereby terminated and of no further force or effect.  The

Parcel F Access Easement, as defined in the aforesaid paragraph 2.1, may be used on a non-exclusive basis by Parcel F Owner to the extent allowed for in this Agreement.

2.5                               Wetland Mitigation Easement.  Golf Course Owner hereby grants and declares a non-exclusive easement (the “Wetland Mitigation Easement”) over and across the Wetland Mitigation Easement Parcel in favor of Parcel F Owner to the extent required by and in accordance with Permit No. 44017498.005 issued by Southwest Florida Water Management District dated March 28, 2003, and any subsequent permit related thereto, for the sole and exclusive purposes of Parcel F Owner’s construction and installation of all mitigation of wetland impacts (“Wetland Mitigation”) arising from or in connection with the development and improvement of Parcel F Access Road, and undertaking all monitoring, maintenance, and all other governmental requirements relating to such Wetland Mitigation, together with an easement for ingress and egress to and from the Wetland Mitigation Easement Parcel  over and across property specified by Golf Course Owner in its sole discretion, that is located in the Golf Course Parcel.  Notwithstanding the foregoing, Parcel F Owner, at its sole cost and expense, shall be solely responsible for the construction, installation, monitoring, maintenance, repair, use and all other activities, including, without limitation, complying with any governmental requirements (except for the procurement of any and all necessary permits for the Wetland Mitigation, which shall be the responsibility of Golf Course Owner, at Golf Course Owner’s sole cost and expense), relating to Wetland Mitigation constructed by Parcel F Owner on the Wetland Mitigation Easement Parcel or in any other area(s) of the Golf Course Parcel as approved by Golf Course Owner.

2.6                               Upland Preservation and Stormwater Drainage Easement.  Golf Course Owner hereby grants and declares a non-exclusive easement (the “Upland Preservation and Stormwater Drainage Easement”) over and across the Upland Preservation and Stormwater Drainage Easement Parcel in favor of Parcel F Owner for the sole and exclusive purpose of Parcel F Owner’s provision of upland preservation as required by (but only if required by), and for the benefit of, regulatory agencies with proper jurisdiction (including, without limitation, Pinellas County) in connection with the permitting for and development of Parcel F and Parcel F Access Road and the installation, use, maintenance and repair of underground pipe, lines and other facilities to convey surface water.  The Upland Preservation and Stormwater Drainage Easement may be assigned by Parcel F Owner to one or more governmental agencies in connection with the development permits for Parcel F.  Golf Course Owner shall have no responsibility whatsoever for Parcel F Owner’s compliance with the requirements of any such regulatory agency.

2.7                               Signs.  Golf Course Owner hereby grants and declares a non-exclusive easement (the “Sign Easement”) over and across (a) the Directional Sign Easement Parcel in favor of Parcel F Owner for the sole and exclusive purpose of Parcel F Owner’s installation of directional signs, and (b) to the extent of Golf Course Owner’s existing rights, if any, the Entry Sign Easement Parcel, for the sole and exclusive purpose of Parcel F Owner’s installation of not more than two (2) project identification signs for the Parcel F Development.  The actual number of the directional signs that are installed by Parcel F Owner pursuant to the Sign Easement shall not exceed the number of such signs that are specified in Exhibit B for the Directional Sign Easement Parcel.  There shall be no more than three (3) project identification signs for the Parcel F Development, which signs shall be limited in number and located as follows: (i) a total of not more than two (2) project identification signs in the Entry Sign

Easement Parcel (i.e., not more than one (1) project identification sign at the median in Old Post Road closest to U.S. Highway 19 and not more than one (1) project identification sign at the median in Old Post Road closest to Belcher Road and the Easement Parcels (as defined in the Signage Easement Agreement)), and (ii) a total of not more than one (1) project identification sign located at the portion of the Parcel F Access Road adjacent to the tennis courts.  The size, content, placement and all other aspects of the directional signs and the project identification signs shall be subject to Golf Course Owner’s prior written approval, which approval shall not be unreasonably withheld or delayed.  Parcel F Owner agrees that the directional signs and the project identification signs shall be consistent in all respects with the then existing signage within Innisbrook.  Once the last residential unit within Parcel F has been initially conveyed to a Retail Purchaser (as defined below), the Sign Easement shall automatically terminate and be of no further force or effect, and upon such termination, Parcel F Owner, at its sole expense, shall (A) promptly remove and discard all such directional signs and the project identification sign from the Golf Course Parcel, and (B) promptly repair and restore the Directional Sign Easement Parcel and the Entry Sign Easement Parcel (including all improvements thereon) to the same or better condition as existed before the installation of such signs.

2.8                               Other Provisions Applicable to the Easements.  The Sanitary Sewer and Water Distribution Easement, the Drainage and Conservation Easement, Stormwater and Utility Easement A, Stormwater and Utility Easement B, the Wetland Mitigation Easement, the Mill Ridge Road Easement, the Parcel F Access Road Easement, the Upland Preservation and Stormwater Drainage Easement and the Sign Easement shall be collectively referred to herein as the “Easements.”  With respect to each of the Easements and subject to the following conditions, Golf Course Owner hereby grants a “Temporary Construction Easement” over and across such portion of the Golf Course Parcel immediately adjacent to each of the Easements in favor of Parcel F Owner for the sole and exclusive purpose of Parcel F Owner’s construction of the improvements permitted by each of the Easements, which Temporary Construction Easement shall be subject to any and all requirements designated by Golf Course Owner including, without limitation, the size, location, and duration of such easement and the  times construction may be undertaken.  Any and all work shall be performed in a good workmanlike manner so as to minimize the disruption to, and maintain the playability and quality of, the Club Facilities.  Each of the Easements (except for the Sign Easement which shall automatically terminate in accordance with Section 2.7 of this Agreement) shall continue in effect, in perpetuity, unless and until such Easement is amended in accordance with Section 6.2 of this Agreement.  Each of the Easements shall be an easement appurtenant to, and run with the title to, Parcel F and the Parcel F Access Road.  All construction, installation, monitoring, maintenance, repair, use and all other activities (including, without limitation, the procurement of any and all necessary permits and complying with any governmental requirements) with respect to each and every one of the Easements (and the Temporary Construction Easement) shall be performed in a professional, high-quality manner and promptly and diligently completed once commenced by Parcel F Owner at Parcel F Owner’s sole cost and expense.  Golf Course Owner shall bear no such costs and expenses except in the event and to the extent expressly set forth herein.  Each and all of the Easements are being granted (and the Temporary Construction Easement which shall be granted pursuant to and subject to the terms of this Agreement) on a non-exclusive basis and Golf Course Owner may use, or cause or allow others to use one or more of the Easements (and the Temporary Construction Easement) at Golf

Course Owner’s sole election.  Golf Course Owner reserves all of its rights to use the Easement Parcels, including, without limitation, the right to construct, maintain and use improvements over, across and under the Easement Parcels.  Notwithstanding the foregoing, Golf Course Owner’s use of the Easement Parcels shall not unreasonably interfere with the use of the Easements by Parcel F Owner as specified in this Agreement.  Prior to conducting any permitted activities on any of the Easement Parcels pursuant to any right granted in any of the Easements, Parcel F Owner shall, not less than thirty (30) days before commencing such permitted activities on any of the Easement Parcels, deliver written notice to Golf Course Owner of the specifics of such permitted activities, including, without limitation, copies of plans and specifications for such permitted activities, and the names of each contractor who will be performing any portion of such permitted activities.  Parcel F Owner shall, at its sole cost and expense: promptly replace any sod or other landscaping or other improvements (including, without limitation, irrigation and power lines, utility lines, pumphouse and equipment) disturbed by the activities of Parcel F Owner (or its agents or contractors), and upon completion, promptly repair and restore the Easement Parcels (including all improvements thereon) and such portion of the Golf Course Parcel that is utilized by Parcel F Owner as a Temporary Construction Easement (including all improvements thereon) to the same or better condition as existed before such permitted activities of Parcel F Owner (or its agents or contractors) on the Easement Parcels and the Temporary Construction Easement; and promptly repair any damage to the Easement Parcels and the Golf Course Parcel, and any improvements located thereon, caused by the operation or malfunction of any pipes, lines or other equipment or improvements installed, constructed, or placed in, under or adjacent to any of the Easement Parcels by Parcel F Owner (or its agents or contractors). Subject to the usual and customary noise and other unavoidable impacts directly associated with the development of the Parcel F Development in accordance with the Plans, Parcel F Owner (a) shall conduct all of its activities in connection with the Easements and the Temporary Construction Easement in a manner so as to avoid any unnecessary and/or avoidable disruption to the Club Facilities and the operations thereon to the fullest extent practicable and to protect the quiet enjoyment of the employees, guests, members, licensees and invitees of Golf Course Owner, and (b) shall cooperate with Golf Course Owner with respect to the timing, sequencing, organizing and supervising of any such permitted activities on the Easement Parcels and the Temporary Construction Easement, so as to maintain the playability and quality of the Club Facilities.

2.9                               Declaration of Easement for Golf Cart Path.  Parcel F Owner hereby declares and grants, a non-exclusive perpetual easement (the “Golf Cart Path Easement”) (a) over and across the Golf Cart Path Parcel in favor of the Golf Course Owner for the sole and exclusive purpose of providing golf cart and maintenance equipment, and pedestrian access between the portions of the Golf Course Parcel lying on either side of the Golf Cart Path Parcel to facilitate use of the Golf Course Parcel by employees, guests, members, licensees and invitees of the Golf Course Owner, and (b) under the Golf Cart Path Parcel in favor of  the Golf Course Owner for the purpose of the Golf Course Owner’s construction, maintenance, repair and use, at the Golf Course Owner’s sole cost and expense, of new utility lines (including, without limitation, irrigation and power lines) and other improvements to be located under the Golf Cart Path Parcel; provided, however, that all costs and expenses related to the relocation of any existing improvements (e.g., tee boxes or utility lines, including, without limitation, irrigation and power lines) on either the Golf Course Parcel or Parcel F due to the construction of a new private road that will be built subject to the Golf Cart Path Easement and pursuant to and in accordance with the Plans shall be completed and performed at Parcel F Owner’s sole cost and expense.  The Golf Cart Path Easement shall be an easement appurtenant to the Golf Course Parcel.  In the event that the Golf Course Owner determines that, because of grade issues, the best location for the redesigned cart path near the 11th tee box is outside of the boundaries of the Golf Cart Path Easement, then Parcel F Owner agrees to amend the Golf Cart Path Easement to accommodate the relocation of the golf cart path.  The Golf Cart Path Easement shall be non-exclusive of other uses of Parcel F Owner, and Parcel F Owner reserves the right to use the Golf Cart Path Easement, including, without limitation, the right to construct, maintain and use improvements over, across and under the Golf Cart Path Parcel.  Notwithstanding the foregoing, Parcel F Owner’s use of the Golf Cart Path Easement shall not unreasonably interfere with the use of the Golf Cart Path Easement by the Golf Course Owner as specified in this Section 2.9.  The easement for the Golf Cart Path Easement created pursuant to paragraph 2.3 of the Declaration of Easements, Spread of Mortgage Lien, and Subordination of Mortgages and Partial Release of Mortgages recorded in O. R. Book 11310, Page 138 of the Public Records of Pinellas County, is hereby terminated and of no further force or effect.

ARTICLE III

OTHER RIGHTS AND SUBORDINATION

3.1                               “Innisbrook” Name and Mark.  Golf Course Owner hereby quitclaims to Parcel F Owner a royalty free, non-exclusive license to use the name “Innisbrook” (“Name”) and the design attached hereto as Exhibit L (“Logo”), solely in connection with Parcel F Owner’s marketing, development and operation of the Parcel F Development and for no other use, but only to the extent of Golf Course Owner’s rights to the Name and Logo (together, the “Mark”), if any.  Golf Course Owner and GTA make no representations, warranties or covenants with respect to any ownership or other possessory rights in the Mark.  To the extent of Golf Course Owner’s rights to the Mark, if any, Parcel F Owner may use the Mark only in connection with the name(s) of the Parcel F Development in combination with at least two (2) other words keeping with the Scottish theme of Innisbrook. The full name(s) of the Parcel F Development shall be approved in advance in writing by Golf Course Owner, and shall not include the words “Westin”, “Golf Trust,” “Golf Trust of America” or “Troon”, and shall specifically exclude any other hotel or product names.  Parcel F Owner shall provide Golf Course Owner, for Golf Course Owner’s prior written approval, plans for all signage used by Parcel F Owner that uses the Mark, together with representative samples of all advertising and other literature prepared by Parcel F Owner which uses the Mark.  Parcel F Owner shall not use the Mark in any sign, advertising or other literature which has not been approved in advance and in writing by Golf Course Owner, which approval shall not be unreasonably withheld or delayed.  In addition to any other reason that Golf Course Owner may have for disapproving any proposed use of the Mark, Golf Course Owner shall not have any duty or obligation to approve any use of the Mark in any such sign, advertising or other literature which contains any photographs, narratives or statements (either in part or in whole) that may be determined by Golf Course Owner as being misleading, untrue or inaccurate in any respect or that may be determined by Golf Course Owner as obligating Golf Course Owner or GTA to anything whatsoever.  When using the Mark under this Agreement, Parcel F Owner undertakes to comply, at its sole cost and expense, with all laws pertaining to trademarks and service marks in force at any time in the State of Florida.  Golf Course Owner shall have no liability under this Agreement to Parcel F Owner or to any other party because of any challenge to or failure of Golf Course Owner’s ownership of or right to use or license the use of the Mark or Parcel F

Owner’s right to use the Mark pursuant to this Agreement, whether or not Golf Course Owner approves Parcel F Owner’s use thereof.  To the best of Golf Course Owner’s actual knowledge, Golf Course Owner has not granted any license or entered into any other agreement with respect to the Mark which would prevent or prohibit the use of the Mark by Parcel F Owner pursuant to this Agreement; Golf Course Owner has not undertaken any search of legal rights in the U.S. Patent and Trademark Office or otherwise and Parcel F Owner understands and acknowledges that fact.  During the entire time this Agreement and the rights, if any, quitclaimed to Parcel F Owner under this Section 3.1 shall be in effect, Golf Course Owner agrees that it will not in the future grant any license or enter into any other agreement with respect to the Mark which would be inconsistent with the rights, if any, quitclaimed to Parcel F Owner pursuant to this Agreement.

3.2                               Operation and Maintenance.  Parcel F Owner agrees that all improvements constructed on Parcel F shall be operated and maintained in a first-class, premier condition consistent with a high quality residential community and such restriction shall run in favor of the Golf Course Owner.  The Golf Course Owner shall operate and maintain the Island Course primarily as a golf course and recreational facility and shall operate and maintain the Island Course in substantially the same condition as it is currently being operated; provided, however, the Golf Course Owner shall only be so obligated for so long as the Parcel F Development exists pursuant to the Plans.

3.3                               Golf Club Memberships.  The Code (as defined below) provides for different types of memberships in the Club.  A “Golf Membership” has greater privileges than the other types of memberships (e.g., clubhouse membership) in the Club.  Golf Course Owner hereby grants and assigns to Parcel F Owner, for its benefit and the benefit of the parties who have received a written assignment of a membership executed by Parcel F Owner, up to: (i) 320 fully paid initiation fee Memberships of any type (including a Golf Membership) (“Unrestricted Memberships”); and (ii) 80 fully paid initiation fee Memberships of any type (other than a Golf Membership) (“Restricted Memberships”) (individually, a “Membership” and, collectively, the “Memberships”).  The Restricted Memberships may in no event be upgraded to a Golf Membership without Golf Course Owner’s prior written approval in each instance.  Each of the Memberships shall be associated with a separate residential unit to be located within Parcel F (but no more than one (1) Membership shall be associated with a particular residential unit to be located within Parcel F) and the holder of the Membership shall have certain rights in the Club solely pursuant to (a) the Code of Regulations of the Club (“Code”), which Golf Course Owner may amend from time to time pursuant to the Code, and (b) this Agreement.  In addition, each of the Memberships shall be freely transferable to an assignee of Parcel F Owner who may own all or a portion of Parcel F, and/or to the first bonafide third-party retail purchaser of a residential unit within Parcel F (“Retail Purchaser”), pursuant to a written assignment of such Membership executed by Parcel F Owner. All applicable Membership dues, assessments and other charges that accrue after such date of assignment to a Retail Purchaser shall be paid to the Club by such Retail Purchaser.  Parcel F Owner shall not assign (partially or fully) a Membership to a Retail Purchaser until such time that the purchase contract for the respective residential unit within Parcel F has been fully performed and the transaction has closed.  Each of the Memberships will not be subject to any dues, assessments or other charges until such Membership is transferred to a Retail Purchaser of a residential unit within Parcel F, but in no event shall any initiation fee otherwise required pursuant to the Code (as the same may be amended from time to time) be due and payable in connection with such Memberships that are initially acquired by each Retail Purchaser, unless such Memberships are not acquired within ten (10) years from the date of this Agreement (in which case, such Memberships shall only be transferred to a Retail Purchaser thereafter upon payment by such Retail Purchaser of the then currently applicable initiation fee to the Club).  Each and every owner of a residential unit within Parcel F is required to join the Club at least as a clubhouse member pursuant to the Code (as the same may be amended from time-to-time) at the closing of a residential unit and shall (1) pay in a timely manner the applicable dues and other charges that accrue for such Membership on and after such closing, and (2) maintain such clubhouse membership or another type of Membership with greater privileges (including paying in a timely manner the applicable dues and other charges that accrue with respect to that Membership) for so long as such owner owns the residential unit within Parcel F.  The first Retail Purchaser of a residential unit may upgrade its Membership to another class of Membership with greater privileges pursuant to the Code by acquiring such upgraded Membership from, and paying the additional initiation fee (i.e., the difference between the then current initiation fee for such upgraded Membership and the initiation fee specified for the type of Membership acquired by such Retail Purchaser at the time of its acquisition by such Retail Purchaser) to, the Club; provided, however, that (x) only an Unrestricted Membership may be upgraded to a Golf Membership, (y) there are not more than 320 Golf Memberships in total acquired by Retail Purchasers that have Unrestricted Memberships, and (z) in the event that such Retail Purchaser upgrades its Membership within two (2) years after such Retail Purchaser’s closing date on its residential unit within Parcel F, then such Retail Purchaser may upgrade its Membership to another class of Membership with greater privileges pursuant to the Code by acquiring such upgraded Membership from Parcel F Owner pursuant to and in accordance with terms established by Parcel F Owner, which terms shall provide an economic incentive for such Retail Purchaser to upgrade their Membership as soon as possible within such two (2) year period after such Retail Purchaser’s closing date on its residential unit within Parcel F and shall provide that Golf Course Owner shall receive at the time of such upgrade the difference between the dues that would have been paid for such upgraded membership less the dues actually paid.  Golf Course Owner shall have the right to review and approve the foregoing terms established by Parcel F Owner, which approval shall not be unreasonably withheld.  The Membership dues for such upgraded Memberships that accrue with respect to that Membership after such upgrade shall be paid in a timely manner by such member to the Club in accordance with the Code (as the same may be amended from time to time).  Subsequent Retail Purchaser’s of a residential unit (e.g., a purchaser who acquires a residential unit from a person who acquired such unit from Parcel F Owner) shall have the right to join the Club, pursuant to the terms of the Code (as the same may be amended from time to time), including payment in a timely manner of initiation fee and dues.  At no time may the number of Memberships available to and/or held by the Parcel F Unit Owners and acquired from Parcel F Owner exceed the number of residential units actually built or under construction on Parcel F and no more than eighty percent (80%) of the total Memberships shall be Unrestricted Memberships.

3.4                               Subordination of GTA Mortgage.  GTA (is, as of the date of this Agreement, the mortgagee pursuant to the GTA Mortgage.  GTA hereby subordinates its lien and rights under the GTA Mortgage to this Agreement and GTA will not foreclose or cancel any rights or interests of Golf Course Owner or Parcel F Owner or otherwise pursuant to this Agreement.

3.5                               Amendment of Purchase Agreement; Survival Rights.  No amendment, modification or assignment of the Purchase Agreement which adversely affects the Golf Course

Parcel, GTA’s interest as mortgagee of the Golf Course Parcel, or GTA or any of its affiliates’ interest in the sale of Parcel F shall be deemed to be effective without the prior written consent of the Golf Course Owner.  Additionally, upon the termination of the Purchase Agreement or Parcel F Purchaser’s interest in the Purchase Agreement, Parcel F Purchaser shall have no further rights under this Agreement.

3.6                               Master Parcel F Developer.  The Master Parcel F Developer shall mean Golf Host, and in the event Golf Host conveys Parcel F to Parcel F Purchaser or any other Person, the Master Parcel F Developer shall mean the initial purchaser of Parcel F from Golf Host (the “Master Parcel F Developer”).  The Master Parcel F Developer agrees that in the event the Master F Parcel Developer conveys any portion or portions of Parcel F to one or more builders or developers and the builder or developer fails to comply with any of the obligations of the Parcel F Owner as described in this Agreement or in the Declaration, the Master Parcel F Developer shall diligently attempt to enforce the obligation against the breaching Parcel F Owner, which shall include filing a lawsuit against the breaching Parcel F Owner for an injunction or for monetary damages at Golf Course Owner’s discretion; provided, however, Golf Course Owner agrees to select legal counsel and pay for such representation.  In that regard, the Master Parcel F Developer agrees that in its sale documentation with such a builder or developer, such sale documentation shall include the builder or developer’s agreement to comply with all obligations of the Parcel F Owner as described in this Agreement and the Declaration, and such sale documentation shall include a “prevailing parties” provision which reward attorneys’ fees and expenses to the prevailing party in any litigation.  Such attorneys’ fees and expenses would be paid by the non-prevailing party to Golf Course Owner in the event such fees and expenses were awarded to the Master Parcel F Developer.  In the event that all residential units are constructed and sold in Parcel F to residential Parcel F Unit Owners, then this Section 3.6 shall no longer be effective.

ARTICLE IV
INSURANCE AND MAINTENANCE

4.1                               Insurance By Parcel F Owner.  Parcel F Owner, at its sole cost and expense, shall obtain and maintain during the entire time that this Agreement shall be in effect, a commercial general liability policy (occurrence form) (general/public and products; completed operations, automobile and excess umbrella) for personal injury, bodily injury and property damage occurring to or on the Easements, the Temporary Construction Easement and/or Parcel F (excluding residential units owned by Retail Purchasers) or as a result of Parcel F Owner’s development of Parcel F (including any property damage occurring to the Golf Course Parcel and any improvements thereon), with coverage for premises and operations liability, contractual liability, completed operations coverage, products liability and liability for claims brought against Golf Course Owner (and GTA, or any affiliate thereof, as long as it is the mortgagee pursuant to the GTA Mortgage (or any subsequent mortgage)), which claims result and/or arise from the negligent acts or omissions of Parcel F Owner or of the contractors, agents, servants, employees, licensees, guests and invitees of Parcel F Owner, which shall name Golf Course Owner (and GTA, as long as it is the mortgagee pursuant to the GTA Mortgage (or any subsequent mortgage)) as an additional insured (collectively, the “Parcel F Owner Insurance”).  The Parcel F Owner Insurance shall have limits of coverage of not less than $2,000,000.00 per occurrence and $5,000,000.00 in the aggregate.  Parcel F Owner shall not reduce or terminate the Parcel F Owner Insurance without the prior written consent of Golf Course Owner and Golf Course Owner shall receive not less than forty five (45) days prior written notice of any reduction or termination of the Parcel F Owner Insurance by Parcel F Owner.  Any reduction or termination of the Parcel F Owner Insurance made by Parcel F Owner without the consent of Golf Course Owner shall be deemed a default under this Agreement.

4.2                               Maintenance and Repair.  Parcel F Owner, at its sole cost and expense, shall promptly repair, maintain and complete all work in connection with the Easements and the Temporary Construction Easement, including, without limitation, performing all such work in accordance with all applicable laws and regulations, and promptly pay any and all fees and penalties for any violations with respect thereto, during the entire time that any one or more of this Agreement, the Easements and the Temporary Construction Easement granted under this Agreement shall be in effect without limitation on any of Golf Course Owner’s rights or remedies under this Agreement or at law.  Golf Course Owner shall have the right at any time and from time to time to post and maintain upon the Golf Course Parcel and/or Parcel F such notices as may be necessary to protect Golf Course Owner’s interest from mechanics’ liens, materialmen’s liens or liens of a similar nature.

4.3                               Insurance By Parcel F Owner’s Contractors.  Parcel F Owner shall require its general contractor to maintain the same insurance that is required to be maintained by Parcel F Owner pursuant to Section 4.1 above and to specify Golf Course Owner (and GTA as long as it is the mortgagee pursuant to the GTA Mortgage (or any subsequent mortgage)) as an additional insured.

ARTICLE V
DEVELOPMENT

5.1                               Zoning.  Parcel F and the Golf Course Parcel are subject to, and development of Parcel F shall be governed by, the Revised RPD Overall Development Plan, Plan 1050, prepared by King Engineering Associates dated April 10, 2001 (together with any other applicable zoning regulations, the “Zoning Regulations”).  Golf Course Owner reserves the right and authority to amend the Zoning Regulations pertaining to the Golf Course Parcel as it may deem to be prudent, but Golf Course Owner shall not amend the Zoning Regulations if such amendment will have a material adverse effect on the use, development or value of Parcel F or Parcel F Owner’s Development.  Golf Course Owner grants Parcel F Owner the right and authority to amend the Zoning Regulations pertaining to Parcel F as it may deem to be prudent, but Parcel F Owner shall not amend the Zoning Regulations if such amendment will have a material adverse effect on the use, development or value of the Golf Course Parcel and Club Facilities, decrease the number of dwelling units, or modify the building height requirements or current setback requirements permitted by the Zoning Regulations on the Golf Course Parcel. Each of the parties hereto shall comply with the requirements of the Zoning Regulations pertaining to its property.

5.2                               Construction.  Except as provided below, all ingress and egress to and from Parcel F or the Parcel F Access Road Parcel in connection with Parcel F Owner’s construction of the Parcel F Development shall only be made by Parcel F Owner via Bee Pond Road from Alternate U.S. Highway 19, and shall not be made through the Golf Course Parcel.  Parcel F

Owner shall be, at its sole cost and expense, solely responsible for any and all improvements (including securing and obtaining all applicable permits) to Bee Pond Road as required for such use, and for assuring that all contractors, subcontractors and material suppliers, and their employees, seeking access to Parcel F or Parcel F Access Road Parcel in connection with the Parcel F Development comply with this requirement.  Notwithstanding the foregoing, if Parcel F Owner is prohibited by law or by applicable governmental authorities or is unable due to any reason outside of Parcel F Owner’s reasonable control from utilizing Bee Pond Road for construction traffic, and Parcel F Owner uses  and continues to use its best efforts to challenge the prohibition to use Bee Pond Road for construction traffic, including without limitation, the filing and diligent prosecution of a lawsuit at Parcel F Owner’s sole cost and expense to challenge the prohibition, Parcel F Owner shall have the right (but only during such period that Parcel F Owner’s use is prohibited or is unable to utilize Bee Pond Road) to utilize the portion of Old Post Road that is east of the intersection of Old Post Road and the west boundary of Parcel F Access Road Parcel or at Golf Course Owner’s election, Mill Ridge Road and the portion of Old Post Road between Parcel F and Mill Ridge Road for construction traffic to and from U.S. Highway 19 or Klosterman Road and Parcel F, provided that during the period of time that Parcel F Owner is using the alternative ingress described above, Parcel F Owner continues to make a good faith and diligent effort to challenge the prohibition to use Bee Pond Road at its sole cost and expense.  Parcel F Owner, at its sole cost and expense, shall (i) be responsible for any necessary improvements to the portion of Old Post Road or Mill Ridge Road adjacent to the guard houses so that Parcel F Owner can so utilize Old Post Road or Mill Ridge Road for construction traffic, (ii) promptly repair, maintain, wash down, clean and provide security in connection with its use of Old Post Road or Mill Ridge Road for construction traffic, and (iii) limit the hours that heavy infrastructure equipment utilizes Old Post or Old Mill Ridge Roads so as to minimize the impact to the Golf Course Parcel and Club Facilities to the fullest extent practicable, the times to be agreed upon by Golf Course Owner and Parcel F Owner.  Parcel F Owner shall be responsible, at its sole cost and expense, for maintaining restricted security controlled construction access to Parcel F from Bee Pond Road.  During the period of any construction of or at the Parcel F Development, but not including repairs and maintenance to individually owned residential units within Parcel F after the completion of the Parcel F Development by or on behalf of Retail Purchasers, Parcel F Owner shall, at its sole cost and expense, restrict vehicular access of all contractors, subcontractors, material suppliers and their employees so that they can not drive onto Old Post Road from the Parcel F Access Road, unless expressly authorized to do so pursuant to the foregoing provisions; except that upon request by Parcel F Owner, Golf Course Owner shall allow Parcel F Owner, for a short period of time (less than one week), with such timeframe to be determined by Golf Course Owner in its reasonable discretion and convenience, the right to move its site work equipment, contractors, subcontractors, material supplies and their employees on to Parcel F by utilizing, at Golf Course Owner’s election, either (i) the portion of Old Post Road that is east of the intersection of Old Post Road and the west boundary of Parcel F Access Road Parcel, (ii) Mill Ridge Road and the portion of Old Post Road between Parcel F and Mill Ridge Road for access to and from U.S. Highway 19 or Klosterman Road and Parcel F, or (iii) Bee Pond Road; and by further utilizing access across the Golf Course Parcel to Parcel F at a location to be chosen by Golf Course Owner in its sole discretion.  Parcel F Owner, at its sole cost and expense, shall, and shall require all contractors, subcontractors and material suppliers, and their employees to, comply with construction regulations implemented by Parcel F Owner, copies of which shall be promptly delivered to Golf Course Owner by Parcel F Owner.  Such regulations shall include (and where applicable, at the sole cost and expense of Parcel F Owner): (a) a prohibition of construction on the Golf Course Parcel during the Active Golf Season (as defined below); (b) during the entire year, a prohibition of construction for the Parcel F Development on Sundays, whether such construction occurs on the Golf Course Parcel, on Parcel F, or on the Parcel F Access Road; (c) a prohibition on the use of radios and other unnecessary noise; (d) a requirement to wear shirts at all times; (e) a requirement that parking be only in designated areas; (f) a requirement that all construction sites be maintained in a clean and neat manner; (g) a requirement that construction start no sooner than 7:00 a.m. and be completed no later than 6:00 p.m. (or 7:00 p.m. during daylight savings time); (h) a prohibition against access to Parcel F except as expressly set forth in this Section 5.2; (i) a speed limit of 12 mph for all vehicular traffic; (j) a requirement that, subject to the usual and customary noise and other unavoidable impacts directly associated with the development of the Parcel F Development in accordance with the Plans, Parcel F Owner shall not cause or allow to be caused at anytime any unnecessary and/or avoidable disruption to the Club Facilities to the fullest extent practicable; (k) a requirement that all work shall be performed at Parcel F Owner’s sole cost and expense in accordance with all applicable governmental permits, approvals, laws, regulations and ordinances (including, without limitation, all health and safety rules and procedures), provided Parcel F Owner shall have fifteen (15) calendar days to comply with any notice of deficiency, unless a shorter time period to comply with such notice of deficiency is required, in which case Parcel F Owner shall comply with such shorter time period; (l) a requirement that Parcel F Owner cause all construction and improvement activities in connection with Phase 1 of the Parcel F Development (as determined by Parcel F Owner) to be conducted and completed as soon as reasonably practicable, but in no event later than 24 months within Parcel F Owner’s receipt of the requisite permits for such construction; (m) a requirement that all hazardous waste, chemicals, paint and the like and all garbage and debris shall be timely and properly disposed of by Parcel F Owner and all of its employees, contractors, subcontractors and material suppliers (without the use of any Golf Course Parcel receptacles, garbage containers and the like) in accordance with all applicable laws, rules and regulations; (n) a prohibition against the use of Golf Course Parcel bathrooms; (o) a requirement that there will be no construction on the Golf Course Parcel, Parcel F, or Parcel F Access Road that causes the irrigation system to be unavailable to any portion of the Golf Course Parcel for more than one time in any seven-day period and for more than 24 consecutive hours at a time, and Golf Course Owner agrees to reasonably cooperate with Parcel F Owner to allow Parcel F Owner access to relevant portions of the Golf Course Parcel to construct above ground temporary water lines (for each set of water lines, for a period not to exceed 10 days) to accomplish the foregoing provided Parcel F Owner complies with applicable governmental laws and regulations; and (p) Parcel F Owner’s agreement that work performed on the Golf Course Parcel shall be scheduled in a manner so that all construction sites on the Golf Course Parcel are cleaned and returned to their original or retrofitted condition so that the Island Golf Course is open for full play at the start of the Active Golf Season (as described below); provided, however, notwithstanding anything to the contrary contained in this Agreement, during (and with respect to) the “Active Golf Season” (i.e., the period October 1 through May 1) of any year, for any construction on land other than the Golf Course Parcel, Parcel F Owner shall also comply with the following: (1) Parcel F Owner shall provide to Golf Course Owner for its review and comment, on or before August 31 of each and every year that the site construction of the Parcel F Development is in progress (but excluding times when residential  vertical construction is the only construction), a detailed and accurate summary of (i) Parcel F Owner’s proposed site work plans (including the respective project timeline) (“Proposed Site Work Plans”) which Proposed Site Work Plans shall include any and all site work to be performed in Parcel F during the Active Golf Season which site work may reasonably be determined by Parcel F Owner to cause any disruption or other impacts on the Island Course, (ii) Parcel F Owner’s proposed mitigation plan (“Proposed Mitigation Plan”) to minimize and mitigate any and all disruption or other impacts on the Island Course which may be caused by the site work contained in the Proposed Site Work Plans, which Proposed Mitigation Plan shall include, without limitation, dust and noise control management and the timing and scheduling of work in critical areas of the Island Course, (2) Parcel F Owner shall use its good faith efforts to properly revise the Proposed Site Work Plans and Proposed Mitigation Plan to accommodate Golf Course Owner’s comments; and (3) Parcel F Owner shall use its good faith efforts to complete the Proposed Site Work Plans and Proposed Mitigation Plan (each as revised to reflect any and all of Golf Course Owner’s comments) in accordance with their respective terms.

5.3                               Improvements.  Parcel F Owner shall be solely responsible for all fees, costs and expenses of improvements (including, without limitation, securing all permits and other governmental approvals required in connection with the improvements described in this Section 5.3) on (a) the Golf Course Parcel constructed by Golf Course Owner pursuant to this Agreement in accordance with Exhibit Q attached hereto, and (b) Parcel F and the Parcel F Access Road Parcel necessary to construct the Parcel F Development, including, without limitation, items which are contained in Exhibit Q and the roadway to be constructed upon Parcel F Access Road Parcel in (1) substantial accordance with and as described in the construction plans for the Parcel F Access Road prepared by King Engineering Associates dated July 23, 2001, SP# 1050.071, job number 1218-006-000, a true, correct and complete copy of which Parcel F Owner agrees it has provided to Golf Course Owner and GTA, and (2) accordance with all applicable governmental permits, approvals, laws and ordinances, and all drainage and wetland mitigation required in connection therewith.  At anytime after Parcel F Owner’s completion of Parcel F Access Road and all infrastructure improvements in connection therewith, upon receiving Golf Course Owner’s written request Parcel F Owner shall promptly execute and deliver a lien free bill of sale to Golf Course Owner, at Parcel F Owner’s sole cost and expense, for all such improvements and all such improvements shall belong to and be the sole and exclusive property of Golf Course Owner with no rights vested in any other Person, including, without limitation, Parcel F Owner; provided, however, that Parcel F Owner shall have the right to use such improvements to the extent of the Easements granted to Parcel F Owner by Golf Course Owner under this Agreement or other rights of Parcel F Owner.  Parcel F Owner, at its sole cost and expense, agrees that any and all necessary maintenance, repair and all other activities necessary to satisfy and comply with any governmental requirements with respect to Parcel F Access Road shall be the sole responsibility of Parcel F Owner and shall be performed by Parcel F Owner in a professional, high-quality manner and promptly and diligently completed once commenced by Parcel F Owner.  If the Plans are modified in any way and the Golf Course Owner reasonably determines that the Golf Course Parcel is adversely impacted by such modification, in addition to those improvements described in Exhibit Q, then Parcel F Owner shall either pay for or promptly reimburse Golf Course Owner for the cost of such additional improvements that are necessary, in Golf Course Owner’s reasonable opinion, because of such changes.  Parcel F Owner agrees that the scheduling of Parcel F Development construction that impacts the Golf Course Parcel improvements shall be reasonably coordinated with the construction of improvements to the Golf Course Parcel made in accordance with Exhibit Q in order to take into account optimum time frames for sodding, reseeding and overseeding of turf and other agronomic issues.  Golf Course Owner may elect, by notifying Parcel F Owner within one hundred eighty (180) days after the Effective Date of this Agreement, to shift the location of the Parcel F Access Road approximately 15 to 25 feet further away from hole 18 of the Island Golf Course.  In the event Golf Course Owner makes such election, Parcel F Owner shall be required to (a) obtain, at Parcel F Owner’s cost, all governmental permits and approvals necessary in order to construct the Parcel F Access Road in such new location, and (b) pay for the additional cost of construction, if any, of the Parcel F Access Road due to such new location above and beyond the cost of construction in the prior location.  Golf Course Owner and Parcel F Owner agree to cooperate in undertaking such permitting immediately after Golf Course Owner exercises such election and Golf Course Owner and Parcel F Owner agree to proceed with all reasonable due diligence to obtain all permits and approvals.  If such permitting is approved, Parcel F Owner and Golf Course Owner agree to adjust the location of the Parcel F Access Road Parcel and corresponding easement to accommodate the final approved location of the road.

5.4                               Utilities.  Parcel F Owner shall secure its potable water source and sanitary sewer service, at its sole cost and expense, directly from Pinellas County.  Parcel F Owner shall not be permitted to connect any improvements now or hereafter constructed on Parcel F or on Parcel F Access Road Parcel to Golf Course Owner’s potable water or sanitary sewer lines or facilities.

5.5                               Development of Parcel F.  Parcel F Owner has prepared and submitted to Golf Course Owner and GTA, and Golf Course Owner and GTA have approved, a preliminary site plan, conceptual elevations, architectural renderings, sketches and preliminary floor plans for some but not all of the dwelling units, which are all more particularly described on Exhibit M attached hereto (together with any other plans subsequently approved by Golf Course Owner in accordance with this Section 5.5, the “Plans”).  The Plans shall comply with all applicable laws, rules and regulations, including, without limitation, all zoning regulations.  The Plans are preliminary and conceptual in nature and will be refined and modified.  Such refined and modified plans shall be submitted to Golf Course Owner for review and approval, which approval shall not be unreasonably withheld or delayed (“Plan Approval”).  If no objection is received by Parcel F Owner within fifteen (15) days after delivery of a complete set of the modified Plans to Golf Course Owner, such modified Plans will be deemed approved by Golf Course Owner.  Any modified Plans shall be approved by Golf Course Owner so long as the modified Plans do not have a materially adverse greater impact on the Island Golf Course than the prior Plans.  In all cases, the Plans may not be modified without Golf Course Owner’s consent if such modifications include an increase in project density, reduction of any setbacks, or increase of any building height.  In the event that Golf Course Owner does not provide to Parcel F Owner the Plan Approval, Golf Course Owner shall provide Parcel F Owner with a written notice of its specific reasons for withholding the Plan Approval.  After Parcel F Owner’s receipt of such written notice of Golf Course Owner’s specific reasons for withholding the Plan Approval, Parcel F Owner may either (1) resubmit to Golf Course Owner for its review and Plan Approval a revised copy of the proposed modified or new Plans, or (2)

initiate arbitration proceedings by providing Golf Course Owner and with written notice of Parcel F Owner’s intention to initiate arbitration to resolve its objection to Golf Course Owner’s decision to withhold the Plan Approval, which arbitration shall be conducted in accordance with Section 6.11 of this Agreement.  Notwithstanding the foregoing, modifications to the Plan proposed by Parcel F Owner, or any change required by a governmental agency, may be made with prior written notice (including copies of all of the governmental agency documentation related thereto) to Golf Course Owner but without the written approval of Golf Course Owner.  In the event that Golf Course Owner believes that some or all of such modifications to the Plans cause a materially greater adverse impact to the Island Golf Course and Golf Course Owner provides Parcel F Owner with written notice of Golf Course Owner’s objection to the same together with a written summary of such objections, then Parcel F Owner shall elect either option (1) or (2) above.  Golf Course Owner shall have twenty (20) days after receipt of any revised or new Plans to deliver notice of its objection of the same to Parcel F Owner together with the specifics reasons for such objections or such proposed modified or new Plans shall be deemed approved.  Parcel F Owner agrees to develop Parcel F and construct improvements on Parcel F generally consistent with the quality of construction and appearance of the improvements at the Harbour Bay Town Homes.

5.6                               Common Expenses.  Golf Course Owner will incur certain expenses in connection with landscaping (including irrigation), lighting, maintenance and repair of Old Post Road and Mill Ridge Road (which roads are hereinafter referred to together as the “Roads”), and providing private security services for the Golf Course Parcel and possibly portions of Parcel F, including guard gates, and which expenses are reasonably incurred by Golf Course Owner.  Golf Course Owner shall use reasonable efforts to maintain the Roads and other items for which Parcel F Owner is paying Shared Expenses in generally the same condition as the Roads and such other items have historically been maintained.  The Owners’ Association shall be obligated to contribute on a calendar quarterly basis to the expenses (the “Shared Expenses”) as set forth below for: (a) landscaping (including irrigation) and lighting of the Roads and the common areas adjacent to the Roads; and (b) maintenance and repair of the Roads.  Any expenses which directly and solely benefit Parcel F, such as expenses for private security guards, shall be borne solely by the Parcel F Owner.  The portion of the Shared Expenses to be borne by the Owners’ Association shall be equal to two-thirds (2/3) of the Shared Expenses multiplied by a fraction the numerator of which is the number of residential units located on Parcel F that have received certificates of occupancy as of the beginning of the calendar quarter during which the Shared Expenses in question were incurred, and the denominator of which is the total number of residential units located within Innisbrook that have received certificates of occupancy as of the beginning of the calendar quarter during which the Shared Expenses in question were incurred.  For example, if (i) the Shared Expenses for a particular period of time was $500,000.00, and (ii) the number of residential units that have received certificates of occupancy from the beginning of such period and located on Parcel F was 271 units, and (iii) the total number of residential units located within Innisbrook that have received certificates of occupancy as of the beginning of such period was 1,209 units, then the portion of the Shared Expenses to be borne by the Owners’ Association would be $74,717.36, or $275.71 per unit (2/3 x $500,000.00 x 271/1,209 = $74,717.36; $74,717.36 divided by 271 units = $275.71 per unit).  The portion of the Shared Expenses to be borne by the Owners’ Association under this Section 5.6 shall be billed to, and paid by, the Owners’ Association to Golf Course Owner within thirty (30) days after the accrual of the same on a quarterly basis.

5.7                               Declaration of Restrictions.  Parcel F Owner shall prepare a declaration of covenants, conditions and restrictions governing the Parcel F Development (as amended, the “Parcel F Owner Declaration”.  The Parcel F Owner Declaration shall be subject to Golf Course Owner’s prior written approval, in order that Golf Course Owner may ensure that the Parcel F Owner Declaration complies with this Agreement.  No modification to the Parcel F Owner Declaration which adversely affects the Golf Course Parcel shall be deemed to be effective without the prior written consent of the Golf Course Owner.  The Parcel F Owner Declaration shall be consistent with the restrictions in Exhibit N attached hereto.  The Parcel F Owner Declaration shall be recorded in the public records of Pinellas County, Florida prior to the conveyance of the first residential unit within Parcel F to a Retail Purchaser.  The Parcel F Owner Declaration shall provide that in the event of a breach by Parcel F Owner or any other obligor including, without limitation, the Owners’ Association under this Agreement or the Parcel F Owner Declaration and such breach has not been cured within thirty (30) days after receipt of a written demand from Golf Course Owner, Golf Course Owner shall have the right, but not the obligation and not as an exclusive remedy, to initiate arbitration proceedings by providing the breaching party with written notice of Golf Course Owner’s intention to initiate arbitration proceedings to enforce Golf Course Owner’s rights under this Agreement, including, without limitation, the right to require (1) the breaching party to pay any amounts owed to and damages incurred by Golf Course Owner in connection with such breach, and (2) the Owners’ Association to issue a Special Assessment to provide funds to satisfy a judgment or arbitration award in favor of Golf Course Owner, which arbitration shall be conducted in accordance with Section 6.11 of this Agreement.  To the extent any terms or provisions of the Parcel F Owner Declaration conflict with the terms and provisions of this Agreement, the terms and provisions of this Agreement shall control.  Notwithstanding the foregoing, Golf Course Owner is a third party beneficiary of the provisions of the Parcel F Owner Declaration specified on Exhibit N and has independent standing, without the necessity of initiating arbitration proceedings to enforce such provisions of the Parcel F Owner Declaration including the right to seek an injunction and/or money damages against any parties violating one or more provisions contained in the Parcel F Owner Declaration if in the reasonable opinion of the Golf Course Owner, such a violation is adversely affecting the Golf Course Parcel.  In that regard, the Parcel F Owner Declaration will include a “prevailing party” provision which obligates a non-prevailing party to pay the legal fees and expenses of the prevailing party in the event the prevailing party is successful in obtaining an injunction or recovers money damages against the non-prevailing party.

5.8                               Sales Office; Marketing; Code.  Parcel F Owner anticipates creating a sales office within the real property more particularly described in Exhibit O (“Parcel J-4”) by virtue of a leasehold interest provided for in the Purchase Agreement, which sales office will be adjacent to the front secured entrance gate to the Golf Course Parcel and Innisbrook.  Before any contemplated use of Parcel J-4, Parcel F Owner will comply with Golf Course Owner’s reasonable requirements with respect to (a) ingress and egress to and from Parcel J-4, including, without limitation, security matters, and (b) Plan and landscaping matters affecting Parcel J-4.  Before Parcel F Owner begins any sales or marketing activities of residential units within Parcel F, Parcel F Owner shall execute a mutually acceptable sales and marketing agreement with Golf Course Owner and/or Golf Course Owner’s separate residential sales and marketing entity.  Golf Course Owner and Parcel F Owner shall reasonably cooperate so that telephone calls received by one of such parties intended for the other party can be directly transferred to the other party’s sales office.  Golf Course Owner and Parcel F Owner shall provide a link to the other party’s website so long as such party maintains a web site.  On or prior to Parcel F Owner’s commencement of construction of the Parcel F Development, Golf Course Owner shall initiate and use reasonable diligence to complete the process of amending the Code to provide that (a) all residential units, whether in the condominium form of ownership or not, qualify for full golf memberships in the Club and (b) to modify Article II, Section 4 of the Code to be consistent with the transferability of the Club Memberships pursuant to Section 3.3 hereof.

5.9                               Shared Stormwater Management System.  Golf Course Owner and Parcel F Owner agree to reasonably cooperate with one another regarding a shared stormwater management system (the “System”).  The System will accommodate a certain amount of drainage from Parcel F and the Golf Course Parcel adjacent to Parcel F and the System will be located within Parcel F and also within a portion of the Golf Course Parcel located adjacent to Parcel F, as more particularly set forth on Exhibit P attached hereto (“Stormwater Management Parcel”); provided, however, the design and location of the Stormwater Management Parcel has not been finalized and Exhibit P attached hereto may be modified by Golf Course Owner and Parcel F Owner.  Golf Course Owner and Parcel F Owner agree to reasonably cooperate with one another to finalize the design and location of the Stormwater Management Parcel and Exhibit P; provided, however, that such finalized Stormwater Management Parcel and Exhibit P shall not cause any greater material adverse impact on the Golf Course Parcel than prior to such modification.  Golf Course Owner and Parcel F Owner hereby grant each other, a non-exclusive easement over and across the Stormwater Management Parcel and other parts of the Golf Course Parcel and Parcel F as necessary for implementing the permitted design, for the sole and exclusive purposes of construction, maintenance, repair and use of the System.  The stormwater management easement described in this Section 5.9 shall be included in the definition of “Easements,” and the Stormwater Management Parcel shall be included in the definition of “Easement Parcels,” as used throughout this Agreement.  The cost of the design and construction of the System, professional fees, governmental permit fees and all other costs related thereto, shall be the sole cost and expense of Parcel F Owner; provided, however, that any cost or expense that is pre-approved by Parcel F Owner and incurred by Golf Course Owner with respect to the foregoing shall be promptly reimbursed by Parcel F Owner.  The cost of maintaining the System after the approval and construction of the same shall be the sole responsibility of Parcel F Owner.

5.10                        Parcel F Access Road; Disclaimer.  Golf Course Owner shall reasonably cooperate with Parcel F Owner so that Parcel F Owner, at its sole cost and expense, may (i) recommend for Golf Course Owner’s consideration a name for Parcel F Access Road (provided Golf Course Owner shall have no obligation hereunder to follow such recommendation whatsoever), and (ii) install and maintain landscaping and other entry improvements (including one (1) project identification sign, as described in Section 2.7 of this Agreement) adjacent to the portion of the Parcel F Access Road adjacent to the tennis courts.  The Parcel F Owner Declaration, Parcel F Owner’s form purchase and sale agreement, and Parcel F Owner’s form deed for the sale of residential units shall include a conspicuous disclaimer and release of the Parcel F Owner and Golf Course Owner by all Parcel F Unit Owners (and their invitees and guests) in the event that they or their property is struck by a golf ball.  The provision contained in the purchase and sale agreement shall survive the closing.  The provision in the deed shall require the purchaser’s written acknowledgment of the disclaimer and release.

5.11                        Improvements, Landscaping and Structures.  Golf Course Owner shall have the right, to install, construct, modify and maintain any and all improvements, landscaping and structures for, or contained in, the Golf Course Parcel. Such improvements, landscaping or structures shall not be installed, constructed or modified with the purpose and intention of materially blocking a Parcel F Unit Owner’s view from his or her residential unit located in Parcel F of the Golf Course Parcel, however, such improvements, landscaping or structures may be installed, constructed modified and maintained for the purpose of improving the golf course by Golf Course Owner.

5.12                        Maintenance Easement.  Parcel F Owner hereby declares and grants a non-exclusive easement (“Maintenance Easement”) appurtenant to the Golf Course Parcel for the lawful use by Golf Course Owner and the employees, licensees and invitees of Golf Course Owner over and across such portions of Parcel F that are not improved with vertical improvements (a) in order to provide access to the System and the drainage pipes and other drainage facilities that operate as part of the System (collectively, the “Drainage Facilities”), and those portions of Parcel F adjacent to the Drainage Facilities, for the purpose of  maintenance and repair of the Drainage Facilities in the event Parcel F Owner does not maintain the Drainage Facilities as required pursuant to this Agreement, and (b) designated by Parcel F Owner and that provide reasonable access for the Golf Course Parcel maintenance equipment to traverse between holes 9 and 10 and holes 10 and 14 of the Island Course.  The Maintenance Easement (i) shall continue in effect, in perpetuity, unless and until such Maintenance Easement is amended in accordance with Section 6.2 of this Agreement, (ii) shall be an easement appurtenant to the Golf Course Parcel, and (iii) is being granted on a non-exclusive basis.  Parcel F Owner reserves all of its rights to use the Maintenance Easement, including, without limitation, the right to construct, maintain and use improvements over, across and under the Maintenance Easement.  Notwithstanding the foregoing, such use of the Maintenance Easement shall not unreasonably interfere with the use of the Maintenance Easement by the Golf Course Owner.  Golf Course Owner, at its sole cost and expense, shall obtain and maintain during the entire time this Agreement and the Maintenance Easement granted under this Agreement shall be in effect, a commercial general liability policy (occurrence form) (“GTA Insurance”) for personal injury, bodily injury and property damage occurring to or on the Maintenance Easement and/or Parcel F (except to the extent such personal injury, bodily injury or property damage arises as a result of any negligent acts or omissions or willful misconduct of Parcel F Owner or its guests and invitees) directly as a result of Golf Course Owner’s use of the Maintenance Easement, which policy shall name Parcel F Owner as an additional insured.

5.13                        Special Assessment.  Notwithstanding anything to the contrary contained in this Agreement, the Owners’ Association shall, in accordance with the Parcel F Owner Declaration (as approved by Golf Course Owner), promptly issue a legally effective special assessment (“Special Assessment”) against each Parcel F Unit Owner for such Parcel F Unit Owner’s proportionate share of any judgment or arbitration award in favor of the Golf Course Owner.  Each of the Parcel F Unit Owners shall be obligated to promptly pay any such Special Assessment; provided, however, that in the event that the Owners’ Association does not promptly issue such Special Assessment (or the Owners’ Association issues such Special Assessment and any or all of the Parcel F Unit Owners do not promptly pay any such Special Assessment) and such breach has not been cured within thirty (30) days after receipt of a written demand from Golf Course Owner.  Golf Course Owner shall have the right, but not the obligation and not as an exclusive remedy, to initiate arbitration proceedings by providing such breaching party with written notice of Golf Course Owner’s intention to initiate arbitration proceedings to enforce Golf Course Owner’s rights under this Agreement, including, without limitation, the right to require such breaching party to pay any amounts owed to and damages incurred by Golf Course Owner under this Agreement in connection with such Special Assessment, which arbitration shall be conducted in accordance with Section 6.11 of this Agreement, and in the event a judgment for money damages is awarded to Golf Course Owner may directly file, or cause the filing of, a lien against all property owned by such breaching party, including, without limitation all improvements thereon.

ARTICLE VI

GENERAL PROVISIONS

6.1                               Severability.  Invalidation of any particular provision of this Agreement by judgment or court order will not affect any other provision, all of which will remain in full force and effect.

6.2                               Amendment.  This Agreement may be amended only by a written amendment executed by Golf Course Owner and Parcel F Owner and recorded in the Public Records of Pinellas County, Florida.

6.3                               Interpretation.  Unless the context expressly requires otherwise, (a) the use of the singular includes the plural, and vice versa; (b) the use of the term “including” or “include” is without limitation; and (c) the words of “must”, “will” and “should” have the same legal effect as the word “shall”.  Notwithstanding that the legend on the first page states that this Agreement was prepared by a particular party, this Agreement has been extensively negotiated between the parties hereto and was prepared pursuant to the combined effort of all of the parties and their attorneys.  This Agreement shall not be construed more strictly against one party or the other. Except as otherwise expressly stated in this Agreement, Golf Course Owner and Parcel F Owner shall reasonably cooperate with one another with respect to each of the parties hereto satisfying their respective obligations under this Agreement.

6.4                               Permission.  When any act by any party affected by this Agreement requires, pursuant to the terms of this Agreement, the permission, consent or joinder of any party, such permission, consent or joinder unless otherwise limited in this Agreement shall not be unreasonably withheld, but shall only be deemed given when it is in written form, executed by such party or if a written objection is not received by the submitting party within fifteen (15) days after receipt of the request by the other party.

6.5                               Runs with Land; Cooperation; Estoppel.  All of the respective rights (other than the Memberships), duties and the obligations pursuant to this Agreement shall be binding upon the owners of, and shall run with the title to, the Golf Course Parcel and Parcel F.  A prior title owner shall not have any obligations or liability for defaults caused by a subsequent title owner; however, the transfer of title to a subsequent title owner will not relieve any liabilities or obligations of the transferring title owner incurred by or which were the responsibility of the transferring title owner while such a party was the owner.  Notwithstanding the foregoing, Parcel F Owner shall reasonably cooperate with Golf Course Owner at no cost to  Parcel F Owner, to attempt to resolve defaults by subsequent owners (including, without limitation, the Owner’s Association and any Parcel F Unit Owner) for a period of two years after the conveyance by Parcel F Owner to such subsequent owner.  Within five (5) days written notice from the requesting party, the responding party shall supply to the requesting party from time to time an estoppel certificate, which estoppel certificate shall confirm to the requesting party as of a certain date that the requesting party is not, to the actual knowledge of the responding party, in default hereunder.  In the event that the responding party is unable to confirm to the requesting party as aforesaid, then within five (5) days of receiving the written request to provide such estoppel certificate the responding party shall provide to the requesting party a statement of facts setting forth why the responding party cannot supply such estoppel certificate to the requesting party.

6.6                               Title.  Parcel F Owner shall rely on title insurance with respect to the status of title to the portions of the Golf Course Parcel affected by the Easements.

6.7                               Liability.  Except as otherwise required by law, no present, former or future director, officer or employee of Golf Course Owner or GTA shall be personally liable to Parcel F Owner or to any other third party in connection with, directly or indirectly, the duties and obligations of Golf Course Owner and GTA hereunder, and that Golf Course Owner and/or GTA, as applicable, shall be held solely responsible and liable with respect to the same.  Except as otherwise required by law, no present, former or future director, officer or employee of Parcel F Owner shall be personally liable to Golf Course Owner or GTA or to any other third party in connection with, directly or indirectly, the duties and obligations of Parcel F Owner hereunder, and that Parcel F Owner shall be held solely responsible and liable with respect to the same.

6.8                               Default, Cure Period.  If either party fails to comply fully with its duties or obligations pursuant to this Agreement by the due date thereof (“Defaulting Party”) and has not cured the same within thirty (30) days after receipt of a written demand from the other party (the “Non-Defaulting Party”), the Non-Defaulting Party may satisfy or elect to satisfy such obligation and the Defaulting Party shall reimburse the Non-Defaulting Party or pay directly the reasonable costs paid or incurred by the Non-Defaulting Party to cure such failure to comply within thirty (30) days of receiving an itemized list of all such costs, together with interest at the highest rate permitted by law until such amounts are paid.  In addition to the immediately foregoing remedies, in the event that the Defaulting Party has not cured its failure to comply fully with its duties and obligations under this Agreement within thirty (30) days after receipt of a written demand from the Non-Defaulting Party, the Non-Defaulting Party shall have the right, but not the obligation and not as an exclusive remedy, to initiate arbitration proceedings by providing the Defaulting Party with written notice of the Non-Defaulting Party’s intention to initiate arbitration proceedings to enforce the Non-Defaulting Party’s rights under this Agreement, including, without limitation, the right to require the Defaulting Party to pay any amounts owed to and damages incurred by the Non-Defaulting Party under this Agreement, which arbitration shall be conducted in accordance with Section 6.11 of this Agreement and in the event that a judgment is awarded for money damages, the Non-Defaulting Party may directly file or cause the filing of a lien against all property owned by the Defaulting Party including, without limitation, all improvements thereon.  Additionally, in the event of a breach of Section 5.7, whereby Golf Course Owner’s consent is not obtained prior to the recordation of the Declaration (or modification thereof), and Golf Course Owner and shall have the right to seek injunctive relief against the Parcel F Owner in order to enforce the Parcel F Owner to comply with its obligations under Section 5.7 of this Agreement.  Additionally, the

Golf Course Owner shall have the right to seek injunctive relief or monetary damages against the Parcel F Owner, the Owner’s Association, or a Parcel F Unit Owner in order to enforce one or more of those parties to comply with its obligations under Section 5.7 of this Agreement without resorting to arbitration as described in Section 5.7, and in the event a party obtains injunctive relief or monetary damages, the non-prevailing party shall pay for the prevailing party’s legal fees and expenses.

6.9                               Indemnification.  Parcel F Owner and Golf Course Owner shall indemnify each other against any claims, litigation, losses, costs, damages, penalties, liabilities and expenses including reasonable attorneys fees and costs resulting from the other party’s breach of this Agreement.

6.10                        Governing Law.  This Agreement shall be governed in all respects by the laws of the State of Florida.  In the event of a default pursuant to this Agreement, each party shall have the remedies available pursuant to Florida law and the remedies specified in this Agreement.  Notwithstanding the foregoing, in the event of a default pursuant to Section 3.2 hereof, each party’s sole remedy shall be specific performance and neither party shall have the right to receive damages (including consequential damages or any other form of damages) from the breach of Section 3.2.

6.11                        Arbitration.  In the event, and only in the event, that a provision in this Agreement expressly provides that a party hereto has the right to initiate arbitration proceedings with respect to a claim or dispute under this Agreement, then such claim or dispute shall be determined by binding arbitration under the American Arbitration Association Rules for the Real Estate Industry (“AAA Rules”) in effect on the date of this Agreement, which AAA Rules to the extent not in conflict with the terms and conditions of this Agreement shall be deemed to be incorporated by reference into this Agreement for purposes of this Section 6.11.  The number of arbitrators shall be one (1) and the arbitrator (who shall be an attorney with at least fifteen (15) years real estate law and development experience, including substantial golf resort development and construction experience) shall be independent of each of the parties hereto (the “Arbitrator”).  The parties hereto shall mutually designate the Arbitrator within ten (10) business days after the commencement of the arbitration, with or without the assistance of the American Arbitration Association’s administrator (the “Administrator”).  When such designation is made, the parties hereto shall notify the Administrator so that notice of the appointment can be communicated to the Arbitrator, together with a copy of AAA Rules.  If within ten (10) business days after the commencement of the arbitration, the parties hereto have not designated an Arbitrator, the Administrator shall, at the written request of either party, appoint the Arbitrator within ten (10) business days after such written request.  In making such an appointment, the Administrator, after inviting consultation from the parties hereto, shall select the Arbitrator.  The place of arbitration shall be at Innisbrook.  The Arbitrator shall hold the hearing within forty five (45) days of the initial demand for arbitration, and shall conclude the hearing within ten (10) days thereafter and issue a written decision within ten (10) days after such conclusion of the arbitration hearing.  The foregoing time limits are not jurisdictional, and the Arbitrator may for good cause permit reasonable extensions or delays.  The Arbitrator shall apply the substantive laws of the State of Florida.  The Arbitrator’s decision shall be final and binding and enforceable in any court of competent jurisdiction.  The parties to this Agreement hereby waive any right they may have to appeal the Arbitrator’s decision.  Notwithstanding anything else contained in this Agreement, the parties understand and agree (and represent and covenant that it shall not contest in any way the following) that in the event that the Arbitrator’s decision includes an award and such award is not promptly satisfied, then with respect to such award the prevailing party shall have the right, but not the obligation and not as an exclusive remedy, to (a) file and record a memorandum of award against all property owned by the non-prevailing party, including, without limitation, all improvements thereon, (b) directly file, or cause the filing of, a lien against all property owned by the non-prevailing party, including, without limitation, all improvements thereon, and (c) in the case of an award in favor of Golf Course Owner, the Owners’ Association shall promptly issue a Special Assessment against each of the Parcel F Unit Owners for their proportionate share of such obligation (if any).  Additionally, the Golf Course Owner shall have the remedies more particularly described in Section 5.7 in order to enforce the Parcel F Owner, the Owner’s Association, or a Parcel F Unit Owner to comply with its obligations under Section 5.7 of this Agreement without resorting to arbitration as described in Section 5.7.

6.12                        Effectiveness.  This Agreement is immediately effective and shall remain effective and shall bind and benefit the owners of the Golf Course Parcel and Parcel F whether or not Parcel F Owner acquires Parcel F.

6.13                        Attorneys’ Fees.  In the event of any controversy, claim or dispute relating to this Agreement or the breach thereof, the prevailing party shall be entitled to recover from the losing party its reasonable attorneys’ fees and costs as may be awarded by the court or arbitration.

6.14                        Legal Authority.  Each of the parties hereto represent and covenant that: (i) it has the legal authority and right to enter into this Agreement; (ii) the person executing this Agreement has the authority to enter into this Agreement on behalf of such party; and (iii) subject to Section 6.7 of this Agreement, to the best of its knowledge it has no obligation to any other party which is in conflict with its obligations under this Agreement.

6.15                        Headings.  All headings contained in this Agreement appear only for convenience and reference.  They do not define, limit, extend, or describe the scope of this Agreement or the intent of any of its provisions.

6.16                        Counterparts.  This Agreement may be executed in counterparts, each of which shall be considered an original, and when taken together shall be considered one instrument.

6.17                        Notice.  Any notice required or permitted hereunder shall be in writing and shall be deemed given as of the date it is (a) delivered by hand or (b) received by registered or certified mail, postage prepaid, return receipt requested, or (c) sent by facsimile so long as written confirmation of receipt is retained by the sender, and addressed to the party to receive such notice at the address and facsimile number set forth below, or such other address or facsimile number as it subsequently specified in writing.

If to Parcel F Owner:	Innisbrook F, LLC
One Tampa City Center, Suite 2600
Tampa, FL 33602
Attention: Mr. Steven M. Samaha
Fax: (813) 228-8091

With a copy to:	Williams Schifino Mangione & Steady, P.A.
One Tampa City Center, Suite 2600
Tampa, Florida 33602
Attention: Lee E. Nelson, Esq.
Fax: (813) 221-7335

If to Golf Course Owner:	Golf Host Resorts, Inc.
591 West Putnam Avenue
Greenwich, Connecticut 06830
Attention: Mr. Merrick R. Kleeman
Fax: (203) 861-2101

With a copy to:	Rinaldi, Finkelstein and Franklin, LLC
591 West Putnam Avenue
Greenwich, Connecticut 06830
Attention: Steve Finkelstein, Esq.
Fax: (203) 861-2101

If to GTA	Golf Trust of America, L.P.
14 North Adgers Wharf
Charleston, South Carolina 29401
Attention: Mr. W. Bradley Blair, II
Fax: (843) 723-0479

With a copy to:	O’Melveny & Myers LLP
275 Battery Street, Suite 2600
San Francisco, California 94118
Attention: Peter T. Healy, Esq.
Fax: (415) 984-8701

and:	Parker Poe Adams & Bernstein, L.L.P.
200 Meeting Street, Suite 301
Charleston, South Carolina 29401
Attn: Matthew J. Norton, Esq.
Fax: (843) 720-8993 or (843) 727-2680

6.18                        Entire Agreement.  This Agreement, together with the exhibits attached hereto, contain the full understanding of the parties with respect to the matters set forth in this Agreement, and supersedes all existing agreements and all other oral, written or other communications between the parties concerning the subject matter hereof.

6.19                        Rights of GTA.              So long as GTA (or any successor or assign) holds a mortgage encumbering the Golf Course Parcel, all rights of Golf Course Owner as the Golf Course Owner pursuant to this Agreement (including, for example, rights of amendment, consent or approval) shall also run to the benefit of GTA (or its successor or assign).

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

PARCEL F, LLC, formerly known as Bayfair Innisbrook, L.L.C., a Florida limited liability corporation

By:	/s/ STEVE SAMAHA

Name:	STEVE SAMAHA

Its:	Member

GOLF HOST RESORTS, INC., a Colorado corporation

By:	/s/ ROBERT GEIMER

Name:	ROBERT GEIMER

Its:	Vice President

The undersigned hereby consents to this Agreement, subject to and in accordance with, the terms of this Agreement and all of the exhibits thereto.

GOLF TRUST OF AMERICA, L.P., a Delaware limited partnership

By:	GTA GP, INC., a Maryland corporation

By:	/s/ W. BRADLEY BLAIR II
Name: W. Bradley Blair, II
Its: President and CEO